Exhibit 99.1

Comparative Trading Volume Data in Tabular Form
ASM International NV
Common shares, par value €0.04

ASM International trading volumes in the period July 24, 2014- July 23, 2015

	ADTV	ADTV	% of worldwide ADTV
Euronext	216,630
Euronext OTC	45,286
Total the Netherlands		261,916	36.0%

BATS	14,434
Chi-X	103,937
BATS/Chi-X OTC	169,962
Total the U.K. (BATS/Chi-X +OTC)		288,334	39.7%

Nasdaq	3,240
Other U.S. Exchanges/venues	1,734
Total U.S.		4,974	0.7%

Other European exchanges/venues		171,581	23.6%

Worldwide total		726,805	100.0%

Primary trading market jurisdictions		550,250	75.7%

Source: Bloomberg